EXHIBIT 5.1

September 16, 2005

Bimini Mortgage Management, Inc.
3305 Flamingo Drive
Vero Beach, Florida 32963

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Bimini Mortgage Management, Inc., a Maryland corporation (the “Company”) in connection with a registration statement on Form S-3 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to possible offerings from time to time by the Company of up to $500,000,000 in the aggregate amount of one or more series of:  (1) Class A common stock, par value $0.001 per share, of the Company (“Common Stock”); (2) preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”); (3) depositary shares representing shares of Preferred Stock of the Company (“Depositary Shares”); (4) debt securities (in one or more series) to be issued pursuant to an indenture to be entered into between the Company and a trustee, to be selected (“Debt Securities”) and (4) warrants entitling the holders to purchase Common Stock, Preferred Stock, Depositary Shares or Debt Securities (“Warrants”) (collectively, the Common Stock, Preferred Stock, Depositary Shares, Debt Securities and Warrants are the “Securities”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Statement.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and certain resolutions of the Board of Directors of the Company, in the name of the Company, certified by an officer of the Company on the date hereof as being complete, accurate and in effect, authorizing the filing of the Registration Statement and other related matters.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate and trust records, certificates and letters of public officials and other instruments as we have deemed necessary or appropriate for the purposes of rendering the opinions set forth below.  In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us, and the conformity with the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.  As to facts upon which this opinion is based, we have relied, as to all matters of fact, upon certificates and written statements of officers, directors and employees of, and accountants for, the Company.

Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such examination of law as we have deemed necessary, we are of the opinion that:

1.             When the Board of Directors of the Company authorizes the issuance of authorized but unissued Common Stock and in accordance with that authorization that Common Stock (a) is sold for at least its par value as contemplated in the Registration Statement, or (b) is issued on exercise of a right to convert Debt Securities or Preferred Stock, or on exercise of Warrants, which are sold for more than the par value of the Common Stock (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, the Common Stock will be legally issued, fully paid and non-assessable.

2.             When the Board of Directors of the Company authorizes the creation and sale of one or more series of Preferred Stock in accordance with the provisions of the Company’s articles of incorporation relating to the issuance of Preferred Stock and in accordance with that authorization that Preferred Stock is (a) sold for at least its par value as contemplated in the Registration Statement, or (b) issued on conversion of Debt Securities or another series of Preferred Stock, or on exercise of Warrants, which are sold for more than the par value of the Preferred Stock (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, that Preferred Stock will be legally issued, fully paid and non-assessable.

3.             When the Board of Directors of the Company authorizes the creation and sale of Depositary Shares representing interests in shares of a particular series of Preferred Stock and in accordance with that authorization those Depositary Shares are (a) sold for at least the par value of the Preferred Stock as contemplated in the Registration Statement, or (b) issued on conversion of Debt Securities or another series of Preferred Stock, or exercise of Warrants, which are sold for more than the par value of the Preferred Stock (including any amount paid at the time of conversion or exercise) as contemplated by the Registration Statement, those Depositary Shares will be legally issued, fully paid and non-assessable.

4.             When the Board of Directors of the Company authorizes the creation of one or more series of Debt Securities and in accordance with that authorization and with the indenture to be entered between the Company and a trustee, to be selected, those Debt Securities are (a) sold as contemplated in the Registration Statement, or (b) sold upon exercise of Warrants which are issued as contemplated in the Registration Statement, if the interest on those Debt Securities is not at a rate which violates applicable law, those Debt Securities will constitute valid and legally binding obligations of the Company.

5.             When the Board of Directors of the Company authorizes the issuance of Warrants which provide for the issuance of Securities upon payment of consideration equal at least to the par value of the Securities being issued, if applicable, and which do not contain provisions which violate applicable law, and in accordance with that authorization those Warrants are issued as contemplated in the Registration Statement, those Warrants will constitute valid and legally binding obligations of the Company.

The opinions set forth in this letter relate only to the federal securities laws of the United States, and the laws of the State of New York and the Maryland General Corporation Law.  We draw to your attention that the members of our firm are not admitted to practice law in the State of Maryland.  We express no opinion (a) as to the enforceability of forum selection clauses in the federal courts or (b) with respect to the requirements of, or compliance with, any state securities or blue sky or real estate syndication laws.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof.  We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.  In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ CLIFFORD CHANCE US LLP